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                                                                     EXHIBIT 8.1

                    [LETTERHEAD OF McDERMOTT, WILL & EMERY]


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
                                              November 29, 1996

Mr. David M. Goldberg

President                                     President
Physician Partners, Inc.                      The Corvallis Clinic, P.C.
111 SW Columbia, Suite 725
  444 NW Elks Drive
Portland, OR 97201                            Corvallis, OR 97330

President                                     President
Medford Clinic, P.C.                          HealthFirst Medical Group, P.C.
555 Black Oak Drive                           10535 NE Glisan
Medford, OR 97504                             Portland, OR 97220
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Dear Gentlemen:


    We have acted as special counsel to HealthFirst Medical Group, P.C., an Oregon professional corporation ("HealthFirst"), Medford Clinic, P.C., an Oregon professional corporation ("Medford Clinic"), The Corvallis Clinic, P.C., an Oregon Corporation ("Corvallis Clinic" and, together with HealthFirst and Medford Clinic, referred to herein, collectively, as the "Companies"), and Physician Partners, Inc., a newly-formed Delaware corporation ("PPI"), in connection with the merger of each of HealthFirst, Medford Clinic and Corvallis Clinic with and into PPI ("Merger"), pursuant to the Amended and Restated Agreement and Plan of Reorganization and Merger, dated as of September 19, 1996, as amended by an Amendment to Amended and Restated Agreement and Plan of Reorganization and Merger, dated as of November 4, 1996, and as further amended by a Second Amendment and Waiver of Amended and Restated Agreement and Plan of Reorganization and Merger, dated as of November 29, 1996 (as so amended, the "Agreement"). Capitalized terms used herein shall have the same meaning as set forth in the Agreement.


    In that connection, you have requested our opinion regarding certain Federal income tax consequences of the Merger. In formulating our opinion, we have examined the Agreement, the Joint Proxy Statement/Prospectus of each Company substantially in the form to be delivered to their shareholders (the "Proxy Statement") and such other documents as we deem relevant for purposes of this opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement and in accordance with the provisions of the Agreement, (ii) the statements concerning the Merger set forth in the Proxy Statement, including the purposes of the parties for consummating the Merger, are accurate and complete, and (iii) the representations made to us by PPI, HealthFirst, Medford Clinic and Corvallis Clinic in the Officer's Certificates dated November 3, 1996, and delivered to us for purposes of this opinion, are accurate.

    Based upon the foregoing, we are of the opinion that, for Federal income tax purposes, it is more likely than not that:

         i. the Merger will constitute a reorganization within the meaning of
    Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and PPI, HealthFirst, Corvallis Clinic
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    and Medford Clinic will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

         ii. no gain or loss will be recognized by the Companies or PPI in connection with the Merger;

        iii. no gain or loss will be recognized by the shareholders of each of the Companies upon their receipt of PPI Class A Common Stock in exchange for their stock in HealthFirst, Medford Clinic or Corvallis Clinic, as the case may be;

         iv. the tax basis of the shares of PPI Class A Common Stock received by the shareholders of HealthFirst, Medford Clinic and Corvallis Clinic will be the same as the tax basis of the stock in HealthFirst, Medford Clinic and Corvallis Clinic exchanged therefor; and

         v. the holding period of PPI Class A Common Stock in the hands of the shareholders of HealthFirst, Medford Clinic and Corvallis Clinic will include the holding period of the stock in HealthFirst, Medford Clinic and Corvallis Clinic exchanged therefor.

    You should note that our opinion is based upon the facts presented to us, including the representations made to us in the Officer's Certificates dated November 3, 1996. Any changes therein at or subsequent to the date hereof may necessitate a reconsideration of our opinion and, possibly a different conclusion. Furthermore, our opinion is based on the current Code, Treasury Regulations and other authorities. These authorities are subject to change, perhaps retroactively. Finally, we express no opinion as to the tax consequences of the PC Reorganizations (the HealthFirst Distribution, the Corvallis Clinic Distribution and the Medford Clinic Distribution) as contemplated in the Agreement, including whether the PC Reorganizations qualify as reorganizations under Sections 368(a)(1)(D) and 355 of the Code.

                                          Very truly yours,

                                          /s/ MCDERMOTT, WILL & EMERY
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                                            McDermott, Will & Emery

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